Exhibit 23.2


            Consent of Independent Registered Public Accounting Firm




The Board of Directors
Central Bancorp, Inc.:


We consent to the incorporation by reference in the Registration Statements (333-87005 and 333-49264) on Form S-8 of Central Bancorp, Inc. of our report dated April 25, 2003, except as to the fourth paragraph of Note 8, which is as of June 23, 2003, with respect to the consolidated balance sheet of Central Bancorp, Inc. and subsidiary as of March 31, 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended March 31, 2003 and 2002, which report appears in the March 31, 2004 Annual Report on Form 10-K of Central Bancorp, Inc. Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."


/s/ KPMG LLP

Boston, Massachusetts
June 25, 2004